EXHIBIT 10.9

          THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT TO S.C. CODE
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          " 15-48-10 (UNLESS THE UNITED STATES ARBITRATION ACT APPLIES)
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                           MUTUAL INDEMNITY AGREEMENT

         This Mutual Indemnity Agreement is entered into between HomeGold Financial, Inc. ("HomeGold") and Ronald J. Sheppard ("Sheppard").

         WHEREAS, HomeGold has entered into that certain Reorganization Agreement dated February 29, 2000, as amended (the "Reorganization Agreement"), with HomeSense Financial Corporation and its affiliated corporations listed in
SCHEDULE 3.5 to the Reorganization Agreement (collectively "HomeSense") pursuant to which HomeSense will be merged into HomeGold;

         WHEREAS, Sheppard, as the principal shareholder of HomeSense has agreed to indemnify HomeGold on a non-recourse basis against losses it may incur as a result of breaches of HomeSense's warranties, representations and obligations pursuant to the Reorganization Agreement, subject to the limitations set forth in this Mutual Indemnity Agreement; and

         WHEREAS, HomeGold has agreed to indemnify Sheppard on a non-recourse basis against losses he may incur as a result of breaches of HomeGold's warranties, representations and obligations pursuant to the Reorganization Agreement, subject to the limitations set forth in this Mutual Indemnity Agreement;

         NOW, THEREFORE, it is agreed as follows:

         1.       Indemnity by Sheppard for Losses incurred by HomeGold as a
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                  result of breach of HomeSense's warranties, representations
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                  and obligations pursuant to the Reorganization Agreement.
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                  If HomeGold incurs any loss or damage as a result of breach of any warranty or representation made by HomeSense in the Reorganization Agreement or the failure of HomeSense to comply with any obligation under the Reorganization Agreement, then Sheppard shall surrender for cancellation shares of Preferred Stock equal, in par value, to the amount of such losses or damages. Notwithstanding any other provision of this Agreement, the Reorganization Agreement, or any other agreement, document or instrument contemplated by the foregoing, Sheppard's liability under this Paragraph 1 shall be non-recourse such that the sole and exclusive source of recovery by HomeGold (or any person or entity claiming by, on behalf of or through HomeGold) shall be the Preferred Stock. In no event shall Sheppard have any personal liability whatsoever in respect of this Paragraph 1.

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         2.       Indemnity by HomeGold for Losses incurred by Sheppard as a
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                  result of breach of HomeGold's warranties, representations and
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                  obligations pursuant to the Reorganization Agreement.
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          If Sheppard incurs any loss or damage as a result of breach of any warranty or representation made by HomeGold in the Reorganization Agreement or the failure of HomeGold to comply with any obligation under the Reorganization Agreement, then HomeGold shall issue to Sheppard shares of Preferred Stock equal, in par value, to the amount of such losses or damages, provided that HomeGold shall in no event be required to issue more than Five Million Three Hundred Thousand (5,300,000) shares of Preferred Stock hereunder. HomeGold will at all times reserve and keep available the number of shares of Preferred Stock that shall be sufficient to satisfy the requirements of this Section 2.

         3.       Cash Payments in the event that the Equity of HomeSense at the
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                  Closing, determined in accordance with generally accepted
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                  accounting principles, is greater or less than $2,373,233.
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                  (a) If the Total Equity (i.e. total assets less total
liabilities) of HomeSense, at the Closing Date, determined in accordance with generally accepted accounting principles by the auditors of HomeGold upon completion of an audit, is greater than $2,373,233, then HomeGold shall immediately pay to Sheppard, in cash, the amount of such excess and, if such Total Equity at the Closing Date is less than $2,373,233, then Sheppard shall immediately pay to HomeGold, in cash, the amount of such deficiency. Notwithstanding any accounting rule or requirement or any provision of this Agreement to the contrary, HomeGold acknowledges and agrees that for purposes of calculating Total Equity, HomeSense's assets shall include the Sheppard Indebtedness as defined in Section 5.4 of the Reorganization Agreement (i.e., such indebtedness shall not be excluded from Total Equity), and shall not be reduced by an payments due to HomeSense's lenders which are paid to such lenders as a result of, or in connection with, the Merger.

                  (b) HomeGold shall advise Sheppard as soon as practical after the Closing of the auditors' determination of the Total Equity of HomeSense at the Closing. If Sheppard disputes such determination, then such dispute shall be resolved by arbitration in accordance with the provisions of Section 8 below.

         4. Release of Guarantees and Obligations. HomeGold covenants and agrees to use its good faith best efforts as soon as practicable after the Effective Time (as defined in the Reorganization Agreement) to obtain the full and unconditional written release of Sheppard (in form and content reasonably satisfactory to Sheppard) from any and all liability under or in respect of any indebtedness or other obligation of HomeGold or HomeSense, other than liability with respect to third party tort claims, for which Sheppard is or becomes liable or responsible (whether by guarantee or otherwise) at or after the Effective Time (the "Guaranteed Obligations").

         5. Subrogation. HomeSense and HomeGold, jointly and severally, covenant and agree that, with respect to any Guaranteed Obligation, Sheppard shall be, to the fullest extent


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permitted by law, subrogated to all rights of each creditor (including all rights of such creditor as a secured party, if any) under any and all Guaranteed Obligations.

         6. Indemnity With Respect to Guarantied Obligations. HomeGold shall indemnify and hold Sheppard harmless against any liability with respect to the Guarantied Obligations. Any indemnification payments pursuant to this Section 6 shall be paid in cash, and such cash payments shall be the exclusive remedy under this Section 6.

         7. Exclusive Remedy. The provisions of this Agreement shall constitute the exclusive remedies of HomeGold, HomeSense and Sheppard with respect to breach of any provision of the Reorganization Agreement.

         8. Dispute Resolution. Any dispute hereunder shall be resolved by arbitration in accordance with the rules of the American Arbitration Association, with the expenses of such arbitration to be borne by HomeGold.

         IN WITNESS WHEREOF, this Mutual Indemnity Agreement is executed this 1st day of May, 2000.

                                       HOMEGOLD FINANCIAL, INC.


                                       By:_________________________________
                                          John M. Sterling, Jr., CEO


                                       ____________________________________
                                       Ronald J. Sheppard


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